TECHNE CORPORATION RELEASES UNAUDITED SECOND QUARTER
                      RESULTS FOR FISCAL YEAR 2010

Minneapolis/February 2, 2010/-- Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended December 31, 2009 increased 4.6% to $24.7 million or $.66 per diluted share compared with $23.6 million or $.62 per diluted share for the quarter ended December 31, 2008. The increase in net earnings for the quarter was due to increased Biotechnology sales, improved gross margins and lower selling, general and administrative expenses partially offset by decreased interest income. Also affecting net earnings for the quarter were foreign currency fluctuations. The change in exchange rates used to convert foreign currencies (primarily British pound sterling and euros) to U.S. dollars increased net earnings by $572,000 ($.01 per diluted share) for the quarter ended December 31, 2009 as compared to the same prior-year period. For the six months ended December 31, 2009, Techne's consolidated net earnings decreased 1.4% to $51.5 million or $1.38 per diluted share compared with $52.2 million or $1.36 per diluted shares for the six months ended December 31, 2008. The decrease in consolidated net earnings for the six months was the result of lower interest income offset by slightly improved gross margins and lower selling, general and administrative expenses.

Consolidated net sales for the quarter and six months ended December 31, 2009 were $65.5 million and $132.1 million, increases of 5.9% and 0.7%, respectively, from the quarter and six months ended December 31, 2008. Consolidated net sales were positively affected by the strength of the U.S. dollar as compared to foreign currencies. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales increased 1.6% and decreased 0.4% for the quarter and six months ended December 31, 2009, respectively, from the comparable prior-year periods.

Biotechnology net sales, which include sales by R&D Systems' Biotechnology Division, R&D Systems China and BiosPacific, were $42.4 million for the quarter ended December 31, 2009, an increase of 5.2% from $40.3 million for the quarter ended December 31, 2008. North American biotechnology sales to industrial pharmaceutical and biotechnology customers increased 5.7% during the second quarter of fiscal 2010 as compared to the second quarter of fiscal 2009. Biotechnology sales to academic, Pacific Rim distributors and China grew 4.5%, 13.0% and 21.8%, respectively, in the second quarter of fiscal 2010. Biotechnology net sales for the six months ended December 31, 2009 of $86.4 million were comparable to $86.5 million for the six months ended December 31, 2008. North American biotechnology sales to industrial pharmaceutical and biotechnology customers decreased 4.7% during the six months ended December 31, 2009 as compared to the first six months of fiscal 2009. Biotechnology sales to academic, Pacific Rim distributors and China grew 4.3%, 9.5% and 25.8%, respectively, in the first six months of fiscal 2010.

R&D Europe's net sales for the quarter and six months ended December 31, 2009 were $18.8 million and $36.6 million, increases of 8.6% and 1.1%, respectively, from the same prior-year periods. R&D Europe's net sales decreased 6.6% and 2.8% for the quarter and six months ended December 31, 2009 when measured at currency rates in effect in the comparable prior-year periods. The decreased net sales for the periods was mainly the result of lower sales to pharmaceutical customers.

Hematology net sales for the quarter and six months ended December 31, 2009 were $4.3 million and $9.0 million, increases of 1.5% and 5.7%, respectively, compared to the quarter and six months ended December 31, 2008.

Consolidated gross margins were 79.7% and 80.1% for the quarter and six months ended December 31, 2009, respectively, compared to 78.3% and 79.8% for the quarter and six months ended December 31, 2008. The increased gross margins in fiscal 2010 are mainly the result of improved margins in the Biotechnology and Hematology Divisions due to incremental profit on increased sales volumes.

Selling, general and administrative expenses for the quarter and six months ended December 31, 2009 decreased $696,000 (7.2%) and $1.5 million (8.1%), respectively, from the quarter and six months ended December 31, 2008. The decrease in selling, general and administrative expense for the quarter ended December 31, 2009 from the comparable prior-year period resulted mainly from lower stock compensation expense of $361,000. The decrease in selling, general and administrative expenses for the six months ended December 31, 2009 from the comparable prior-year period was due to lower stock compensation expense of $361,000 and lower profit sharing expense of $725,000.

Research and development expenses for the quarter and six months ended December 31, 2009 increased $545,000 (9.3%) and $789,000 (6.7%), respectively, from the quarter and six months ended December 31, 2008. The increase in research and development expenses is the result of continuous development and release of new high-quality biotechnology products upon which the Company's future sales revenue growth is dependent.

Interest income decreased $1.0 million and $2.8 million for the quarter and six months ended December 31, 2009 from the comparable prior-years period primarily as a result of lower rates of return on cash and available-for-sale investments.

The effective tax rates for both the quarter and six months ended December 31, 2009 were 32.6% compared to 30.8% and 32.3% for the quarter and six months ended December 31, 2008. The U.S. credit for research and development expired at the end of calendar 2007 and was not renewed until the quarter ended December 31, 2008, resulting in a lower effective tax rate for the quarter ended December 31, 2008.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

                   *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.


Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854


                         TECHNE CORPORATION
                CONSOLIDATED STATEMENTS OF EARNINGS
              (In thousands, except per share data)
                          (Unaudited)

                                        QUARTER ENDED     SIX MONTHS ENDED
                                     ------------------  ------------------
                                     12/31/09  12/31/08  12/31/09  12/31/08
                                     --------  --------  --------  --------
Net sales                             $65,521   $61,876  $132,055  $131,200
Cost of sales                          13,329    13,430    26,230    26,516
                                     --------  --------  --------  --------
Gross margin                           52,192    48,446   105,825   104,684
                                     --------  --------  --------  --------
Operating expenses:
  Selling, general and
   administrative                       9,007     9,703    17,045    18,543
  Research and development              6,391     5,846    12,545    11,756
  Amortization of intangible assets       240       240       480       480
                                     --------  --------  --------  --------
  Total operating expenses             15,638    15,789    30,070    30,779
                                     --------  --------  --------  --------
Operating income                       36,554    32,657    75,755    73,905
Other income (expense):
  Interest income                       1,156     2,205     2,324     5,092
  Other non-operating expense, net     (1,011)     (712)   (1,673)   (1,899)
                                     --------  --------  --------  --------
  Total other income                      145     1,493       651     3,193
                                     --------  --------  --------  --------
Earnings before income taxes           36,699    34,150    76,406    77,098
Income taxes                           11,978    10,528    24,913    24,883
                                     --------  --------  --------  --------
Net earnings                          $24,721   $23,622   $51,493   $52,215
                                     ========  ========  ========  ========
Earnings per share:
 Basic                               $   0.66  $   0.62  $   1.38  $   1.36
 Diluted                             $   0.66  $   0.62  $   1.38  $   1.36
Weighted average common
 shares outstanding:
  Basic                                37,252    37,894    37,248    38,259
  Diluted                              37,353    37,992    37,346    38,370

                          TECHNE CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                            (Unaudited)
                                               12/31/09   6/30/09
                                               --------  --------
ASSETS
Cash and equivalents                           $195,551  $160,940
Short-term available-for-sale investments        53,928    41,947
Trade accounts receivable                        26,159    29,516
Other receivables                                 1,642     1,637
Inventory                                        12,988    11,269
Other current assets                             10,691    10,158
                                               --------  --------
  Current assets                                300,959   255,467
                                               --------  --------

Available-for-sale investments                   49,183    61,863
Property and equipment, net                      98,910   100,133
Goodwill and intangible assets, net              27,592    28,072
Other non-current assets                         25,589    26,470
                                               --------  --------
  Total assets                                 $502,233  $472,005
                                               ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                            $ 13,687  $ 15,523
Stockholders' equity                            488,546   456,482
                                               --------  --------
  Total liabilities and stockholders' equity   $502,233  $472,005
                                               ========  ========